Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196594

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA II, INC.
SUPPLEMENT NO. 7, DATED FEBRUARY 4, 2015,
TO THE PROSPECTUS, DATED SEPTEMBER 25, 2014

This prospectus supplement, or this Supplement No. 7, is part of the prospectus of American Realty Capital — Retail Centers of America II, Inc., or the Company, dated September 25, 2014, or the Prospectus, as supplemented by Supplement No. 1, dated October 20, 2014, or Supplement No. 1, Supplement No. 2, dated November 6, 2014, or Supplement No. 2, Supplement No. 3, dated November 25, 2014, or Supplement No. 3, Supplement No. 4, dated December 18, 2014, or Supplement No. 4, Supplement No. 5, dated January 9, 2015, or Supplement No. 5, and Supplement No. 6, dated January 29, 2015, or Supplement No. 6. This Supplement No. 7 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6 and should be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. This Supplement No. 7 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries:

The purpose of this Supplement No. 7 is to include disclosure relating to the engagement of KPMG LLP as our independent registered public accounting firm.

OPERATING INFORMATION

Engagement of KPMG LLP as Independent Registered Public Accounting Firm

On February 2, 2015, we engaged KPMG LLP, or KPMG, as our new independent registered public accounting firm for the fiscal year ended December 31, 2014. Our audit committee participated in and approved the decision to appoint KPMG.

Since our establishment in April 2014 and through the end of the fiscal year ended December 31, 2014 and the subsequent interim period from January 1, 2015 through February 2, 2015, neither we nor anyone acting on our behalf, consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

PROSPECTUS UPDATES

Change in Auditor

The following disclosure hereby replaces the last paragraph of the section entitled “Change in Auditor” as added in Supplement No. 6.

“On February 2, 2015, we engaged KPMG LLP, or KPMG, as our new independent registered public accounting firm for the fiscal year ended December 31, 2014. Our audit committee participated in and approved the decision to appoint KPMG.

Since our establishment in April 2014 and through the end of the fiscal year ended December 31, 2014 and the subsequent interim period from January 1, 2015 through February 2, 2015, neither we nor anyone acting on our behalf, consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).”